As filed with the Securities and Exchange Commission on September 15, 2009

Registration No. 333-118861

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
 REGISTRATION STATEMENT ON
FORM S-8
UNDER
THE SECURITIES ACT OF 1933

CENVEO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or Other Jurisdiction of Incorporation or Organization)	84-1250533 (I.R.S. Employer Identification No.)

One Canterbury Green, 201 Broad Street
Stamford, CT  06901
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Cenveo, Inc. 2001 Long-Term Equity Incentive Plan
 (Full Title of the Plan)

Timothy M. Davis
Senior Vice President, General Counsel and Secretary
Cenveo, Inc.
One Canterbury Green, 201 Broad Street
Stamford, CT  06901
(203) 595-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

EXPLANATORY NOTE

Cenveo, Inc. (the “Company”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), originally registered for issuance pursuant to awards granted under the Cenveo, Inc. 2001 Long-Term Equity Incentive Plan, as amended and restated (the “2001 Plan”).   A total of 3,025,000 shares of Common Stock were registered for issuance under a registration statement on Form S-8 filed on September 7, 2004 (File No. 333-118861).  A total of 1,313,670 shares of Common Stock were deregistered under Post-Effective Amendment No. 1 to such registration statement.

On May 3, 2007, the shareholders of the Company approved the Cenveo, Inc. 2007 Long-Term Equity Incentive Plan (the “2007 Plan”), which replaced the 2001 Plan.  On May 30, 2008 and April 30, 2009, the shareholders of the Company approved amendments to the Cenveo, Inc. 2007 Plan.  No future awards will be made under the 2001 Plan.  According to the terms of the 2007 Plan, any unused shares authorized for awards under the 2001 Plan are available for issuance under the 2007 Plan.  None of the shares being deregistered hereunder relating to the 2001 Plan (the “Carryover Shares”) may be issued under the 2001 Plan; such shares may be offered and sold only under the 2007 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 to register an additional 2,500,000 shares of Common Stock that were authorized under the 2007 Plan at the Company’s 2009 annual meeting of shareholders and 320,750 Carryover Shares.  The Registrant is filing this Post-Effective Amendment No. 2 to deregister the Carryover Shares and transfer those shares to the Registration Statement filed with respect to the 2007 Plan.

The Registrant may, from time to time, file additional post-effective amendments to this Registration Statement to de-register shares that subsequently become available for new awards on account of the expiration, cancellation or forfeiture thereof and transfer such shares to a Registration Statement for issuance under the 2007 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.  2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut.

Dated:   September 15, 2009
CENVEO, INC.

By:  /s/ Kenneth P. Viret
       Name: Kenneth P. Viret
       Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 15, 2009
Robert G. Burton, Sr.
/s/ Kenneth P. Viret	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 15, 2009
Kenneth P. Viret

*	Director	September 15, 2009
Gerald S. Armstrong

*	Director	September 15, 2009
Leonard C. Green

*	Director	September 15, 2009
Mark J. Griffin

*	Director	September 15, 2009
Robert B. Obernier

* By power of attorney:

/s/ Timothy M. Davis
Timothy M Davis, Attorney-in-fact